EXHIBIT 10.54

EMPLOYMENT AGREEMENT

THIS AGREEMENT (“Agreement”) is made as of the 16th day of May, 2002, by and between Big Buck Brewery and Steakhouse, Inc. (“Employer”) and Timothy Pugh (“Employee”),

WHEREAS, Employee has for a period of time been employed by Employer, and

WHEREAS, Employer and Employee wish to reduce to writing the terms of said employment,

NOW, THEREFORE, in return for the mutual consideration described herein and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.             Employment.  Employer shall continue to employ Employee on the terms and conditions contained herein.  Employee shall at all times devote his full time and best efforts exclusively to the performance of his duties on behalf of Employer and shall at no time maintain any other employment or perform any service for any other person or entity, whether or not for compensation, without the express written authorization of Employer.

2.             Term.  The term of this Agreement shall continue unless and until terminated as provided in paragraph 5 hereof.

3.             Title/Duties.  Employee’s title shall be that of Chief Operating Officer (“COO”).  As Employer’s COO, he shall report to the President and his duties shall be as described on Attachment A hereto and otherwise as determined from time to time by Employer.

4.             Compensation.  As total compensation for all services performed by Employee under this Agreement, Employer shall pay and provide to Employee:

(i)                                     An annual salary of One Hundred Twenty Seven Thousand Five Hundred Dollars ($127,500.00) paid in equal bimonthly payments, or such other amount as Employer and Employee may mutually agree in writing from time to time.

(ii)                                  An annual bonus as described in Attachment B hereto.  Employee must be actively employed on the date said bonus is paid in order to be entitled to receive same.

(iii)                               Such fringe benefits as Employer provides from time to time to other senior executive employees of Employer.

5.             Termination.  This Agreement shall be terminable by either party, at any time, with or without Cause.  In the event Employee terminates this Agreement for any reason, or in the event Employer terminates this Agreement at any time for Cause, or after the third anniversary of this Agreement without Cause, Employer shall have no obligation to Employee beyond the payment of Employee’s base salary and fringe benefits through the effective date of termination.  In the event Employer elects to terminate this Agreement without Cause prior to the third anniversary of same, Employer shall be obligated to continue to pay Employee amounts equal to his regular salary for a period of six (6) months after the effective date of said termination.  For purposes of this Agreement, “Cause” shall mean Employee’s death; Employee’s inability to perform the essential functions of his position for any period(s) exceeding twelve (12) weeks in any one (1) year period; the commission by Employee of any fraud, embezzlement or other act of moral turpitude affecting Employer.  Employee’s right to receive said continuing payments shall be conditioned on Employee executing a full release of liability satisfactory to Employer.

6.             Confidential Information.  Employee understands and agrees that he has received and will continue to receive in the course of his employment by Employer certain trade secret and other confidential information relating to Employer’s business.  Employee agrees for all time, both during and after his employment by Employee, to maintain as strictly confidential and not to use, communicate or otherwise disclose to any other entity any of said information.

7.             Solicitation of Employees.  Employee further agrees and covenants that he will not, either during or after his Term of employment by Employer, directly or indirectly, approach, solicit, entice, induce or facilitate any person who is or becomes an employee of or a consultant to Employer, to become employed by or otherwise perform services for any other entity, or to otherwise change his/her relationship with Employer.  Employer’s rights under this provision shall be assignable by Employer.

8.             Entire Agreement.  This Agreement the entire agreement between the parties and shall be subject to change only in writing signed by both parties.  Any dispute involving this Agreement or any other aspect of Employee’s employment by Employer, including but not limited to any termination thereof, shall be exclusively subject to arbitration before the American Arbitration Association.  Any decision of the American Arbitration Association shall be final, binding and enforceable in a court of law.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above stated.

WITNESS:	BIG BUCK BREWERY & STEAKHOUSE, INC.

/s/ Cheryl L. Klein	By:	/s/ William F. Rolinski
Cheryl L. Klein
/s/ Diane M. House		Its:	President
Diane M. House

WITNESS:	EMPLOYEE

/s/ Anna E. Pugh

/s/ Timothy J. Pugh
Timothy Pugh

ATTACHMENT A

Chief Operating Officer

Big Buck Brewery & Steakhouse

Job Description & Functions

I.   Job Description:

Plan and direct all aspects of Big Buck Brewery & Steakhouse’s operational policies, objectives, and initiatives.  Rely on experience and judgment to plan and accomplish goals.

Direct Reports:  Director of Operations, General Managers

II.  Functions:

*Financial

*Annual budgeting.

*Daily/weekly review of financial indicators (sales, labor and cost of goods, etc.).

*Period/Quarter reconciliation.

*Approval of all purchase orders (brewery, R & M, retail, expense reports).

*Weekly accounts payable ageing review.

*Operations

*Daily oversight of all areas of restaurant operations.

*Food production and delivery.

*Guest service.

*Brewery operations.

*Develop, coordinate, and implement policies and procedures.

*Develop agenda for and conduct weekly General Manager’s conference call meeting.

*Guest correspondence oversight.

*Quality Control

*Conduct quarterly Quality Control Inspections.

*Review of and follow-up to Mystery Shopper reports.

*Review of and follow-up to comment cards or other guest correspondence.

*Daily oversight of operations.

*Human Resources

*Management oversight and development operationally.

*Management performance appraisals.

*Staff Quality Circle Meetings.

*Payroll increases.

*Compose and maintain employee handbook content.

*Investigations.

*Disciplinary Actions.

*Bi-monthly management payroll approval.

*Source and interview internal and external management candidates.

*Orient new managers.

*Personnel placement.

*Strategic Planning

*Develop and compose annual corporate strategic plan.

*Develop annual store-level goals based on corporate strategic plan.

*Develop agendas for monthly corporate directional meeting.

*Compose operations performance text for quarterly and annual SEC reports.

*Review and assess expansion options, such as Lansing, Japan, Novi, Star Theatre.

*Menu Research and Development

*Assess and approve menu item selection and recipe development.

*Marketing

*Oversight of and coordination with Hoffman & Associates.

*Coordinate special marketing events.

*Oversight of Local Restaurant Marketing program in each store.

*Procurement

*Evaluate and approve purchasing programs for food and beverage products, equipment, supplies, including uniforms, tableware, promotional pieces, signage.

*Oversee selection, inventories, marketing of retail items.

*Facilities Management

*Capital improvement budgets and expenditures.

*Seasonal maintenance contracts.

*Ongoing daily maintenance.

ATTACHMENT B

BIG BUCK BREWERY & STEAKHOUSE, INC.

2002 Chief Operating Officer Bonus Plan

Potential bonus will be based on Balanced Results and allocated as follows:

SALES	20%
C.O.S.	20%
LABOR	20%
CONTROLABLE EXPENSES	20%
MYSTERY SHOPS	20%

Quarterly Bonus Structure

The bonus plan will be divided equally among Sales, Labor, Cost of Sales, Controllable Expenses and Mystery Shopper scores.  The plan will pay out $250.00 per category per location on a quarterly basis.  If the restaurant location fails to meet or exceed their budget, no bonus will be paid.  If the store fails to meet an average of 85% or better mystery shopper score for the quarter no bonus will be paid for that location.  Total compensation potential for each location will be $1,250.00 per quarter.

	Gaylord	G.R.	Auburn	Dallas
Sales	250	250	250	250
Labor	250	250	250	250
Cost of Sales	250	250	250	250
Controllable Expenses	250	250	250	250
Mystery Shops	250	250	250	250
Bonus Potential	1250	1250	1250	1250

Quarterly Potential				5000
Yearly Potential				20,000

The quarterly bonus, will be paid only if:

(1)                                  Employed by the company at the time bonuses are distributed.

(2)                                  In “Good Standing” and not in formal “Job Jeopardy”, as a result of formal action plans calling for immediate improvements, in order to qualify for incentives.

Financial results will be measured by each stores approved disputed amount(s).  Bonus will be paid (45) forty-five days of ending a quarterly financial period and coinciding with a scheduled payroll run.

Big Buck Brewery & Steakhouse, Inc. reserves the right to change or modify this plan at its discretion.